Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

ADC Therapeutics SA

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Shares	(1)	Other	14,696,253	$4.11	$60,401,599.83	0.0001381	$8,341.46

Total Offering Amounts:							$60,401,599.83		8,341.46
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$8,341.46

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Offering Note(s)

(1)	Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low sale prices for common shares as reported on the New York Stock Exchange on November 4, 2025.

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, the Registrant is also registering hereunder an indeterminate number of common shares that may be issued in connection with anti-dilution provisions or stock splits, stock dividends or similar transactions.